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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                              OF ROTO-ROOTER, INC.

            Roto-Rooter, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

            DOES HEREBY CERTIFY:

            FIRST: That at a meeting of the Board of Directors of March 5, 2004 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                 RESOLVED, That the Certificate of Incorporation of this
                           corporation be amended by changing Article I thereof so that, as amended said Article shall be and read as follows:

                           "The name of the corporation is Chemed Corporation"

            SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held on May 17, 2004 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

            THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            FOURTH: That at a meeting of the Board of Directors on March 5, 2004 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            "RESOLVED, that the Certificate of Incorporation, as amended, of the Corporation be further amended by striking Article IV thereof in its entirety and substituting in lieu thereof the following new Article
            IV:

            ARTICLE IV. The total number of shares of stock which the Corporation shall have authority to issue is Forty Million (40,000,000), of which Forty Million (40,000,000) shares shall be Capital Stock with a par value of one dollar ($1.00) per share amounting in the aggregate to Forty Million Dollars ($40,000,000)."

            FIFTH: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of said Corporation was duly called and held on May 17, 2004 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

            SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, said Roto-Rooter, Inc. has caused this certificate to be signed by its President and Chief Executive Officer and attested by its Secretary, this 17th day of May, 2004.


(Seal)

Attest:                              Roto-Rooter, Inc.


By: /s/ Naomi C. Dallob              By: /s/ Kevin J. McNamara
    --------------------------           -----------------------------------
    Naomi C. Dallob, Secretary           Kevin J. McNamara
                                         President & Chief Executive Officer


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